Exhibit 99.4

KODIAK OIL & GAS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011

(amounts in thousands, except share data)

	Kodiak Oil & Gas Historical	BTA Properties	NPE Properties	Pro Forma Adjustments		Kodiak Oil & Gas Pro Forma
		(a)	(b)
Revenues
Oil sales	$28,151	$10,152	$9,733	$—		$48,036
Gas sales	1,377	346	549	—		2,272
Total revenues	29,528	10,498	10,282	—		50,308
Operating expenses
Oil and gas production	6,505	1,606	2,790	—		10,901
Depletion, depreciation, amortization and accretion	6,801	—	—	6,200	(c)	13,001
General and administrative	4,549	—	—	—		4,549
Total expenses	17,855	1,606	2,790	6,200		28,451
Operating income	11,673	8,892	7,492	(6,200)		21,857
Other income (expense)
Gain (loss) on commodity price risk management activities	18,806	—	—	—		18,806
Interest income (expense), net	(263)	—	—	(700	)(d)	(963)
Other income	629	—	—	—		629
Total other income (expense)	19,172	—	—	(700)		18,472
Net income (loss)	$30,845	$8,892	$7,492	$(6,900)		$40,329
Earnings per common share:
Basic	$0.15					$0.16
Diluted	$0.15					$0.16
Weighted average common shares outstanding:
Basic	202,721,678			43,985,084		246,706,762
Diluted	205,712,033			43,985,084		249,697,117

(a)	Operating revenues and direct operating expenses of the October 2011 Acquisition for the three months ended September 30, 2011.
(b)	Operating revenues and direct operating expenses of the Proposed January 2012 Acquisition for the three months ended September 30, 2011.
(c)	Reflects additional depletion, depreciation, and amortization expense and accretion expense attributable to the preliminary purchase price allocations.
(d)

Reflects incremental interest expense on acquisition financing, using our first lien credit agreement and the notes. Borrowings of $29.3 million were drawn under our first lien credit agreement and $550.0 million on the notes using. The pro forma statement assumes that we issue the notes and do not utilize the bridge financing. Additionally, to record amortization expense of the origination fees and related closing costs associated with obtaining financing for the acquisitions. Interest expense of $11.3 million was capitalized and amortization expense of $700,000 was recorded.

KODIAK OIL AND GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT

1.                                      BASIS OF PRESENTATION

On November 14, 2011, Kodiak Oil & Gas Corp. together with its wholly-owned subsidiary, Kodiak Oil & Gas (USA) Inc. (collectively, the “Company”, “Kodiak” or “Buyer”), entered into separate, definitive purchase and sale agreements (collectively, the “NPE Agreements”) with each of (i) North Plains Energy, LLC, a Delaware limited liability company, and (ii) Mercuria Bakken, LLC, a Delaware limited liability company (collectively, the “Sellers” or “NPE”), under which Kodiak has agreed to acquire certain oil and gas leaseholds, overriding royalty interests and producing properties located primarily in the State of North Dakota (the “Properties”), and various other related rights, permits, contracts, equipment and other assets, including the assignment and assumption of a rig drilling contract (the “January 2012 Properties to be Acquired”. The effective date for the acquisition of the January 2012 Properties to be Acquired is September 1, 2011. The closing of the acquisition of the January 2012 Properties to be Acquired is expected to take place on or before January 6, 2012, subject to the satisfaction of customary closing conditions. The aggregate purchase price for the acquisition of the January 2012 Properties to be Acquired is approximately $590 million, subject to adjustment. Kodiak is required to pay $540 million of the purchase price in cash at closing and the remaining $50 million of the purchase price in shares of its common stock, calculated based upon the volume weighted average share price of Kodiak’s common stock as reported by the New York Stock Exchange during the five trading days prior to the second business day prior to closing.

The cash portion is expected to be funded by available cash balances, borrowings under existing credit agreements, and proceeds from a senior notes offering and a concurrent offering of the Company’s common stock. The Company has obtained standby bridge financing to enable the Company to close the Acquisition to the extent the Company is unable to fund the purchase price and related transaction costs with proceeds from this sale of the senior notes and the concurrent offering of the Company’s common stock.

On September 27, 2011, the Company entered into a definitive purchase and sale agreement (the “BTA Agreement”), between BTA Oil Producers, LLC, a Texas limited liability company (the “Seller or BTA”) for its interests in approximately 13,400 net acres of Williston Basin leaseholds, and related producing properties located primarily in Williams County, North Dakota along with various other related rights, permits, contracts, equipment and other assets (the “October 2011 Properties Acquired”). The aggregate purchase price for the October 2011 Properties Acquired was approximately $235.6 million, subject to purchase price adjustments calculated as of October 28, 2011 (“Closing Date”). The effective date for the acquisition of the October 2011 Properties Acquired is August 1, 2011 (the “Effective Date”).

In conjunction with the closing of the acquisition of the October 2011 Properties Acquired, the Company amended and restated its Credit Agreement and its Second Lien Credit Agreement. The borrowing base under the Amended and Restated Credit Agreement was increased from $110.0 million to $225.0 million and the initial commitment under the Amended and Restated Second Lien Credit Agreement was increased from $55.0 million to $100.0 million. The Company used the initial cash deposit held in escrow of $17.7 million and the additional $45.0 million from the Amended and Restated Second Lien Credit Agreement and $185.5 million from its Amended and Restated Credit Agreement to close the acquisition of the October 2011 Properties Acquired.

The unaudited pro forma statement of operations for the three months ended September 30, 2011 presents the acquisitions of the January 2012 Properties to be Acquired and the October 2011 Properties Acquired as if they had occurred on January 1, 2010. The unaudited pro forma condensed consolidated financial statement is not necessarily indicative of the financial position or results of operations that would have occurred had the acquisitions been effected on the assumed dates. Additionally, future results may vary significantly from the results reflected in the unaudited pro forma consolidated statement of operations due to normal production declines, changes in prices, future transactions, and other factors. The Company currently has provided a full valuation allowance against net deferred tax assets. The Company believes that the acquisitions would not result in an immediate change in the Company’s assessment regarding the valuation allowance. As such, no income tax adjustments from the acquisitions have been reflected in the unaudited pro forma financial information.

The unaudited pro forma condensed consolidated financial statement should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, our Annual Report on Form 10-K for the year ended December 31, 2010, the Statement of Operating Revenues and Direct Operating Expenses of the October 2011 Properties Acquired by Kodiak Oil & Gas Corp. for the years ended December 31, 2010 and December 31, 2009 and the nine months ended September 30, 2011 (unaudited) and 2010 (unaudited), and the January 2012 Properties to be Acquired by Kodiak Oil & Gas Corp. for the year ended December 31, 2010 and the nine months ended September 30, 2011 (unaudited) and 2010 (unaudited).

The accompanying unaudited pro forma condensed consolidated financial statement gives effect to the Acquisitions and the October 2011 Properties Acquired as if the acquisitions and related financing had occurred as of January 1, 2010 for purposes of the pro forma statement of operations. Additionally, the Company records acquisition costs to general and administrative expenses.  Acquisition costs of approximately $100,000 were incurred through September 30, 2011.

2.                                      PRO FORMA ADJUSTMENTS TO THE CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

a.               Operating revenues and direct operating expenses of the October 2011 Properties Acquired for the three months ended September 30, 2011;

b.              Operating revenues and direct operating expenses of the January 2012 Properties to be Acquired three months ended September 30, 2011;

c.               Reflects additional depletion, depreciation, and amortization expense and accretion expense attributable to the preliminary purchase price allocations;

d.              Reflects incremental interest expense on acquisition financing, using its first lien credit agreement and the notes.  Borrowings of $29.3 million were utilized on the first lien credit agreement and $550.0 million on the Senior Notes.   The pro forma statement assumes that we issue the notes and do not utilize the bridge financing.  Additionally, to record amortization expense of the origination fees and related losing costs associated with obtaining financing for the acquisitions, interest expense of $11.3 million was capitalized and an amortization expense of $700,000 was recorded .